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                                                                    Exhibit 99.1


                  NATIONAL AUTO CREDIT, INC. BOARD OF DIRECTORS
                        APPROVES STOCKHOLDER RIGHTS PLAN

New York City, October 9, 2001 - National Auto Credit, Inc. (OTCBB: NAKD) announced today that on September 26, 2001 its Board of Directors adopted a stockholder rights plan. NAC stated that the plan is designed to assure that all of NAC's stockholders will receive fair and equal treatment in the event of any unsolicited attempt to acquire NAC.

The plan was implemented by declaring a dividend distribution of one preferred share purchase right for each outstanding share of NAC's common stock. The dividend will be distributed to stockholders of record on October 8, 2001 and will be payable as of the close of business on that date. The rights will expire on September 26, 2011 unless redeemed prior to that date. The distribution of the preferred share purchase rights is not taxable to NAC's stockholders.

Each right will entitle registered holders of NAC's common stock to purchase one one-hundredth of a share of a new series of junior participating preferred stock, designated as "Series D Junior Participating Preferred Stock". The rights generally will be exercisable only if a person (which term includes an entity)or group (i) acquires 15% or more of NAC's common stock or (ii) announces a tender offer the consummation of which would result in ownership by that person or group of 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional conditions are met, the rights plan allows NAC stockholders (other than the acquirer) to purchase common stock in NAC or in the acquirer at a substantial discount.

Prior to the ten days following the acquisition by a person or group of beneficial ownership of 15% or more of NAC's common stock, the Board of Directors of NAC may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights ,the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

A complete copy of the Rights Plan is available in the Company's Form 8-K which has been filed with the Securities and Exchange Commission. In addition, NAC's stockholders of record on October 8, 2001, will be mailed a summary of the Rights Plan.


This news release may include statements that constitute forward-looking statements usually containing the words "believe", "estimate", "project", "expects", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1993. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this document.